EXHIBIT 10.4

December 13, 2016
Mark J. Airola
Newpark Resources, Inc.
Senior Vice President, General Counsel,
Chief Administrative Officer and Secretary
9320 Lakeside Boulevard, Suite 100
The Woodlands, TX 77381
Re: Extension of salary reduction
Dear Mark:
This letter sets forth the terms of our agreement relating to the extension of the 10% reduction of your annualized Base Salary and the corresponding adjustment to your incentive compensation under the 2010 Annual Cash Incentive Plan (the “ACIP”) as set forth in the Amendment to the Employment Agreement, dated February 16, 2016 (the “Amendment”), between you and Newpark Resources, Inc. (“Company”). Capitalized terms not defined herein shall have the same meanings ascribed to them in the Amendment, the Employment Agreement, dated September 18, 2006, between you and the Company (the “Employment Agreement”) and the Change in Control Agreement, dated January 7, 2008, between you and the Company (the “Change in Control Agreement”). The terms of our agreement with regard to the extension are as follows:

1.	The 10% reduction to your annualized Base Salary as set forth in the Amendment will continue in effect through March 31, 2017.

2.	Beginning March 1, 2016, your annualized Base Salary will be Three Hundred Forty-Six Thousand Five Hundred Dollars and No Cents ($346,500.00).

3.	Your Base Salary for purposes of calculating payments under the ACIP will likewise be adjusted through March 31, 2017 to reflect this 10% reduction in your annualized Base Salary.

4.
If your employment is terminated prior to March 31, 2017 pursuant to Section 2.3 of the Employment Agreement, your “lump sum payment” will be calculated based upon your $385,000.00 annualized Base Salary and not on your “current annual Base Salary” of $346,500.00.

5.
If your employment is terminated prior to March 31, 2017 pursuant to Section 2.2 of the Change in Control Agreement as a result of a Change in Control (as defined therein) or a Potential Change in Control (as defined therein), your Termination Benefit will be calculated based upon your $385,000.00 annualized Base Salary and not on your base salary at the time of termination of $346,500.00.

Newpark Resources, Inc. ñ 9320 Lakeside Blvd, Suite 100, The Woodlands, Texas 77381 ñ (281) 362-6800 ñ FAX (281) 362-6801

6.
This 10% reduction in your annualized Base Salary and the corresponding adjustment to your incentive compensation under the ACIP do not constitute “Good Reason” for termination by you for any purpose under the Employment Agreement, including, without limitation, Section 2.1 and Section 2.3 for termination by you, as defined in Section 2.3 and 3.10(b) of the Employment Agreement, or a termination by the Company.

Except for the foregoing modifications, the Amendment and the Employment Agreement will remain in full force and effect in accordance with its terms.

Sincerely,

Newpark Resources, Inc.

By:	/s/ Paul L. Howes
Name:	Paul L. Howes
Title:	President and CEO

Agreed to and accepted this 13th day of December, 2016.

/s/ Mark J. Airola
Mark J. Airola

2